UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2021

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(585)	352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of December 31, 2021, Transcat, Inc. (the “Company”) entered into a Membership Unit Purchase Agreement (the “Purchase Agreement”) with Kevin M. Broderick and Andrea Broderick (the “Sellers”) and purchased all of the outstanding membership units of Tangent Lab, LLC, an Indiana limited liability company (“Tangent”), for an aggregate purchase price of $9.0 million. Tangent provides in-house and on-site calibrations and precision measurement and control instrumentation to customers in life science, aerospace and other regulated industries. In connection with the transaction, the Company entered into an employment agreement with Kevin M. Broderick, who will continue to lead the Tangent business.

Pursuant to the Purchase Agreement, the Company paid the purchase price in cash, a portion of which was placed in escrow to secure the Sellers’ obligations in the event that a key employee terminates employment with Tangent on or before the first anniversary of the closing of the transaction, and for adjustments with respect to cash, working capital, indebtedness and transaction expenses and indemnification. The Purchase Agreement contains various representations, warranties and covenants of the parties that are customary for a transaction of this nature.

Terms used herein and otherwise not defined have the meanings given them in the Purchase Agreement. The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement that will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated:	January 3, 2022	By:	/s/ James M. Jenkins
James M. Jenkins
General Counsel and VP of Corporate Development